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                                                                    EXHIBIT 99.6

                    CONSENT OF CREDIT SUISSE FIRST BOSTON LLC

Board of Directors
Nuance Communications, Inc.
1380 Willow Road
Menlo Park, California 94025

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated May 9, 2005, to the Board of Directors of Nuance Communications, Inc. ("Nuance") as Annex C to the joint proxy statement/prospectus included in the Registration Statement of ScanSoft, Inc. ("ScanSoft") on Form S-4 (the "Registration Statement") relating to the proposed merger involving Nuance and ScanSoft, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE MERGER - Opinions of Financial Advisors", "THE MERGER - Background of the Merger", "THE MERGER - Consideration of the Merger by Nuance - Nuance's Reasons for the Merger", and "THE MERGER - Consideration of the Merger by Nuance - Nuance's Reasons for the Merger - Opinion of Nuance Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

/s/ CREDIT SUISSE FIRST BOSTON LLC

Date:  June 3, 2005